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Unum Group’s board of directors votes to increase common stock dividend

COLUMBIA, S.C. (May 20, 2014) – Unum Group (NYSE: UNM) announced today that its board of directors has authorized an increase of 14 percent in the quarterly dividend paid on its common stock. The new rate of 16.5 cents per common share, or 66 cents per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2014.

“Our consistent operating performance and strong capital position have enabled us to again increase our common stock dividend,” said Thomas R. Watjen, president and chief executive officer. “Our capital position remains very healthy, giving us the ability to invest in our business and markets, while also returning capital to our shareholders through share buybacks and dividend increases.”

The new quarterly dividend represents a 120 percent increase from the 7.5 cents per share the company was paying in 2007 and marks the sixth consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $2.6 billion of its stock since the fourth quarter of 2007, reducing its outstanding share count by 29 percent.

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ABOUT UNUM GROUP

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.35 billion in 2013, and provided $6.5 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum